Exhibit 99.1


               MSU Devices Obtains Secured Bridge Loan Financing


    DALLAS--(BUSINESS WIRE)--Sept. 23, 2002--MSU Devices Inc. (OTCBB:MUCP) announced today that the Company has received commitments to purchase a minimum of $250,000 of its 11.5% Secured Notes ("11.5% Notes") in a private placement thereby fulfilling the Company's funding requirements pursuant to the amended 11.5% Note Purchase Agreement.


    The major terms and conditions of the 11.5% Note Purchase Agreement, as amended, are as follows:

    1. The due date of the 11.5% Notes is now December 31, 2002 and the Company will continue to market the 11.5% Note issue so long as the maximum amount of the 11.5% Notes allowed under the 11.5% Note Purchase Agreement of $3 million has not been reached. Currently there is $2,175,000 principal amount of 11.5% Notes outstanding.

    2. The Company's 11.5% Notes and Paid Equity Warrants sold since December 2001 will be convertible into common shares of the Company at $0.02 per common share, or 50 common shares per $1.00 invested, pursuant to anti-dilution clauses and pursuant to at least 80% of the 11.5% Notes in the current $250,000 round and previous $150,000 round of financing being raised from holders of Paid Equity Warrants and 11.5% Notes.

    3. The 11.5% Notes are convertible into commons shares at the option of MSU Devices if the Company successfully completes the following:

        -- Conversion of the Paid Equity Warrants at the conversion price described above.

        -- Conversion of at least 70% of the Company's current accounts payables outstanding of approximately $750,000, and current long-term debt of approximately $1,000,000 into common shares at a price of $0.02 per common share, or 50 common shares per $1.00 of indebtedness.

        -- Convenes a shareholder meeting no later than December 31, 2002 and obtains shareholder approval to: (i) increase the authorized capital of the company to allow for the conversions outlined above, and (ii) reverse split the common stock of the Company such that after the reverse split, assuming all accounts payables, 11.5% Notes, long-term debt and Paid Equity Warrants are converted into common shares of the Company, there will be no more than 5,000,000 outstanding common shares

        -- Obtains shareholder approval for an employee stock option plan for a maximum of 750,000 share options.


    If the Company's accounts payables ($750,000), 11.5% Notes (assuming $2.5 million outstanding), long-term debt ($1 million) and Paid Equity Warrants ($1.4 million) are converted into common shares, the Company will have on a fully diluted basis between 300 and 360 million common shares outstanding which would suggest a reverse split ratio of approximately 60-70 existing shares for every common share in order to arrive at a maximum of 5 million shares outstanding after the reverse split outlined above.

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    In the event of a default by the Company under the terms and conditions of the 11.5% Note Purchase Agreement the holders of the 11.5% Notes can accelerate the maturity of the 11.5% Notes and can elect to exercise their first priority lien on the assets of the Company, including intangible assets and intellectual property. The security pledged to the 11.5% Notes will remain in effect until the Company has satisfied all the terms and conditions of the 11.5% Note Purchase Agreement.
    The 11.5% Notes, as well as the common stock into which the notes are convertible, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the Unites States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.


    CONTACT: MSU Devices Inc., Dallas
             Robert George, 972/473-6915






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